Exhibit 4.16

SIXTH AMENDMENT

This Sixth Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement dated October 24, 1997 (“AGREEMENT”) between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Cheung Laboratories, Inc.

WHEREAS, in 1997 Cheung Laboratories, Inc. was renamed Celsion Corporation, and in 2000 was reincorporated as a Delaware corporation (“LICENSEE”), having its principal office at 10220-L Old Columbia Road, Columbia, MD 21046-2364;

WHEREAS, in 2006, Celsion Corporation transferred the APA technology to a wholly owned subsidiary named Celsion Canada, having a place of business at 8320 Guilford Rd, Suite A, Columbia, MD, 21046 USA.

WHEREAS, in 2008 Celsion Canada merged into a public listed company in Canada and renamed Medifocus, Inc. (“LICENSEE”), presently having its manufacturing and R&D office at principal office at 10240 Old Columbia Road, Suite G, Columbia, MD, 21046 USA.

WHEREAS, the AGREEMENT was previously amended March 29, 2013; and

WHEREAS, LICENSEE and M.I.T. wish to modify the provisions of the AGREEMENT as amended;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to modify the AGREEMENT as follows:

1.	Delete and replace Section 2.3 of the AGREEMENT with the following:

In order to establish a period of exclusivity for LICENSEE, M.I.T. hereby agrees that it shall not grant any other license to the PATENT RJGHTS for the EXCLUSIVE FIELDS OF USE, and also that it shall not grant any other license to the COPYRIGHT for the EXCLUSIVE FIELDS OF USE, subject only to Paragraphs 2.5 and 2.6 and to the royalty-free, non-exclusive license rights of the United States Government pursuant to 48 CFR 52.227-14 (Civilian Agencies) and DFARS 252.227-7013 (Defense Agencies) during the period of time commencing with the EFFECTNE DATE and abandonment or expiration of the PATENT RIGHTS.

2.	The remaining terms and conditions of the LICENSE AGREEMENT remain intact.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

The Effective Date of this Sixth Amendment is July 15, 2013.

/S/ Lita Nelson		/S/ John Mon

By:	Lita L. Nelson	By:	John Mon

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

Title:	TECHNOLOGY LICENSING OFFICER	Title:	COO